Exhibit 99.3

Energizer Holdings, Inc. Completes Spin Off from Parent Company Edgewell Personal Care; Begins Trading on NYSE as Independent, Publicly-Traded Entity

ST. LOUIS, July 1, 2015 /PRNewswire/ — Energizer Holdings, Inc. (NYSE:ENR) (“Energizer”) today announced that it has completed the spin off from its former parent company, newly named Edgewell Personal Care Company (“Edgewell”), and has begun operating as an independent, publicly-traded entity. The new Energizer will be called Energizer Holdings, Inc. and trade under the ticker symbol “ENR.” Starting July 1, 2015, the new Energizer will begin “regular-way” trading on the New York Stock Exchange (“NYSE”).

“We are pleased to carry forward the globally recognized name and legacy of Energizer, and we are excited to begin a successful new era in our company’s history,” said Alan Hoskins, Chief Executive Officer of Energizer Holdings, Inc. “We will lead the charge with a renewed focus on our core business of batteries and portable lighting products, building upon the strength of our two iconic brands, Energizer and Eveready, and our leading market positions around the world. With a strong tradition of bringing innovation to our product categories and a relentless focus on cost savings, we are committed to driving long-term value for our shareholders, customers and consumers.”

In connection with the listing of its shares of common stock on the NYSE, members of Energizer’s management team will ring the NYSE Opening Bell at 9:30 a.m. ET on July 2, 2015.

As previously announced, common stockholders of record as of the close of business on June 16, 2015, the record date for the distribution, received one share of Energizer for each share of Edgewell common stock held as of the record date. The distribution of Energizer shares was made in book-entry form and no action or payment by Edgewell shareholders was required to receive Energizer shares. No physical share certificates of Energizer were issued.

About Energizer Holdings, Inc.

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, Mo., is one of the world’s largest manufacturers of primary batteries and portable lighting products. The company had annual revenues of approximately $1.8 billion in fiscal year 2014, anchored by its two globally recognized brands Energizer® and EVEREADY®. As a global leader in power solutions, our mission is to lead the charge to connect our brands, our people and the products we offer to the world better than anyone else. Visit www.energizerholdings.com for more details.

CONTACT: Jennifer Beatty, Vice-President, Investor Relations, 314-985-1849